Exhibit 99.1

                          (BONDY & SCHLOSS LETTERHEAD]

                                                                  March 25, 2002

Infotopia, Inc.
3653 Broadman Canfield Road
Canfield, OH 44406

Attention: Daniel Hoyng
           Chief Executive Officer

               Re: RETENTION OF BONDY & SCHLOSS LLP
                   --------------------------------

Gentlemen:

       Confirming our recent discussions with representative of Infotopia, Inc. (the "Company") relating to the continued retention of Bondy & Schloss LLP ("B&S") to represent the Company in general corporate and litigation matters, the Company hereby agrees to pay B&S, its hourly rates prevailing from time to time during the period of such engagement. Our current range of hourly rates is $175 to $400 for lawyers and approximately $75 to $150 for legal assistants, depending upon experience level, professional skills and areas of practice. In the alternative, the Company shall have the right to issue, in the name of Jeffrey A. Rinde, a partner in B&S, shares of common stock with an equivalent value to the legal services rendered, provided however that (i) any such shares will be registered on Form S-8 with the Securities and Exchange Commission within 10 days of such issuance; and (ii) the services for which such shares are being issued are eligible to be registered on Form S-8. B&S will be the beneficial owner of any such shares.

       B&S shall be reimbursed for any expenses incurred and disbursements advanced in connection with the performance of such legal services such as, but not limited to, travel, filing fees, Federal Express charges and other messenger services, Xeroxing, secretarial overtime and transportation. Expenses and out of pocket disbursements shall be paid as incurred and/or as requested in advance.

       If the foregoing meets with your complete approval, please date and sign a copy of this letter where indicated below, and return it to this office.

                                                    Very truly yours,

                                                    Bondy & Schloss LLP

Agreed and Accepted:

Infotopia, Inc.

By_______________________                           Dated: March 25, 2002
  Daniel Hoyng
  Chief Executive Officer